Exhibit 10.1

EXECUTION COPY

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is made as of September 29, 2014 by and between 6D Global Technologies, Inc., a Delaware corporation, as successor to CleanTech Innovations, Inc., a Nevada corporation (the “Company”) and NYGG (Asia) Ltd. (the “Debt Holder”).

RECITALS

A. As of the date hereof, the Company effected a plan of conversion, pursuant to which it converted from a Nevada Corporation to a Delaware Corporation under the name 6D Global Technologies, Inc.

B. The Debt Holder and the Company are parties to (i) the Note and Loan Agreement dated as of December 13, 2010 between the Company and the Debt Holder (the “2010 Note and Loan Agreement”) pursuant to which the Company issued a 10% Promissory Note dated as of December 13, 2010 in the original principal amount of $10,000,000 (the “2010 Note”) and (ii) the Promissory Note dated as of August 17, 2013 between the Company and the Debt Holder pursuant to which the Company granted a line of credit to the Company in the original principal amount of $10,000,000 (the “2013 Note” and together with the 2010 Note and Loan Agreement, the “Prior Loans”).

C. The Debt Holder has acquired indebtedness of the Company previously owed to Fensterstock & Partners LLP and additional indebtedness of the Company including, without limitation, amounts that are owed by the Company to the law firm of Stradley Ronon Stevens & Young, LLP (the “Additional Indebtedness”, and together with the Prior Loans, and all accrued interest on all of the above, the “Company Indebtedness”).

D. The Debt Holder and the Company are parties to the Forbearance and Waiver Agreement dated June 11, 2014 (the “Forbearance Agreement”) between the Company, its then wholly owned subsidiaries, Liaoning Creative Bellows Co., Ltd. and Liaoning Creative Wind Power Equipment Co., Ltd. and the Debt Holder pursuant to which, among other things, the Debt Holder agreed to forbear from exercising certain of its rights and remedies with respect to the Company Indebtedness.

E.           The Debt Holder and the Company desire that the Debt Holder exchange the Company Indebtedness (including the entire principal balance and the accrued and unpaid interest thereon) for 35,149,883 shares of the Company’s common stock (the “Common Stock”) on the terms and conditions set forth herein and, in connection therewith, to release all claims held by the Company or the Debt Holder against the other party with respect to the Company Indebtedness and the payment of principal and interest thereon.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree as follows:

AGREEMENT

1. Exchange of Notes, Release of Security and Waivers.

1.1 Exchange of Company Indebtedness for Common Stock.  Subject to the terms and conditions of this Agreement, at the Closing (as defined herein) the Debt Holder agrees to convert the Company Indebtedness in exchange for 35,149,883 shares of Common Stock to be issued by the Company to the Debt Holder. By agreeing to convert the Company Indebtedness to Common Stock, each party acknowledges and agrees that, subject to and effective upon Closing, (x) neither the Prior Loans nor the Additional Indebtedness will be outstanding, (y) that each party will be deemed to have released all claims held by such party against the other party with respect to the Company Indebtedness and the payment of principal and interest thereon and (z) the Company shall have no further obligations to the Debt Holder pursuant to the Company Indebtedness, which shall be deemed paid in full.

1.2 General Release.  It is the intention of the parties hereto that, subject to and effective upon Closing, in executing this instrument, the same shall be effective as a bar, with respect to each party, to each and every claim, demand and cause of action, known or unknown as of the date hereof solely insofar as such claim, demand or cause of action relates to the Company Indebtedness. Each party expressly agrees that the above release shall be given full force and effect according to each and all of the express terms and provisions in the Company Indebtedness, including those provisions in the Company Indebtedness relating to the unknown and unsuspected claims, demands and causes of action hereinabove specified.

1.3 Closing; Deliveries.

(a) The conversion and exchange of the Company’s Indebtedness into Common Stock shall take place upon the execution of this Agreement by each of the Company and the Debt Holder. The closing of this Agreement shall be held in the offices of Holland & Knight LLP, 31 West 52nd Street, New York, NY 10019, or at such other place as may be mutually agreeable to the Company and the Debt Holder (the “Closing”).

(b) At the Closing the Company shall instruct the Company’s transfer agent to issue and deliver 35,149,883 shares registered in the name of the Debt Holder as soon as practicable, but in any event the Debt Holder shall be registered on the Company’s books and records as the owner of such shares within three (3) days after the Closing.

(c) At the Closing, the Debt Holder shall deliver to the Company each of the Notes or other documents evidencing the Company Indebtedness, which shall be marked by the Debt Holder as “Cancelled”.

2. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Debt Holder that:

2.1 The Company and each of its subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.  The Company and each of its subsidiaries has the corporate power and authority to own its properties and conduct its business as currently being carried on and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would have or is reasonably likely to result in a material adverse effect upon the business, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or in its ability to perform its obligations under this Agreement (“Material Adverse Effect”).

2.2 The Company has the corporate power and authority to enter into this Agreement.  This Agreement has been duly authorized by all necessary corporate action, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.3 The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, rule or regulation to which the Company or any subsidiary is subject, or by which any property or asset of the Company or any subsidiary is bound or affected, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (the “Contracts”) or obligation or other understanding to which the Company or any subsidiary is a party of by which any property or asset of the Company or any subsidiary is bound or affected, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s charter or bylaws, except in the case of clauses (A) and (B) such breaches, violations, defaults, or conflicts which are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

2.4 All consents, approvals, orders, authorizations and filings required on the part of the Company and its subsidiaries in connection with the execution, delivery or performance of this Agreement have been obtained or made.

2.5 All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities laws. Except for the issuance of restricted stock on September 29, 2014 and placement agent warrants, the Company has not entered into or granted any convertible or exchangeable securities, options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company any shares of the capital stock of the Company. The Common Stock, when issued to the Debt Holder, will be duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all applicable securities laws, and free of preemptive, registration or similar rights.

2.6 Each of the Company and its subsidiaries has filed all foreign, federal, state and local returns (as hereinafter defined) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof.  Except as individually or in the aggregate would not reasonably be likely to result in a Material Adverse Effect, (a) each of the Company and its subsidiaries has paid all taxes (as hereinafter defined) shown as due on such returns that were filed and has paid all taxes imposed on or assessed against the Company or such respective subsidiary (other than such taxes as the Company or any of its subsidiaries are contesting in good faith and for which adequate reserves have been provided) and (b) except as disclosed in writing to Debt Holder, (i) no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company or its subsidiaries, and (ii) no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company or its subsidiaries.  The term “taxes” mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.  The term “returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes.

2.7 Except for the transactions contemplated by this Agreement, or as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), (A) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, required to be reflected on a balance sheet in accordance with generally accepted accounting principles, or entered into any material transactions other than in the ordinary course of business, (B) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock, (C) there has not been any change in the capital stock of the Company or any of its subsidiaries, (D) there has not been any material change in the Company’s long-term or short-term debt, and (E) there has not been the occurrence of any Material Adverse Effect.

2.8 There is not pending or, to the Knowledge of the Company, threatened, any action, suit or proceeding to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company is the subject before or by any court or governmental agency, authority or body, or any arbitrator or mediator, which is reasonably likely to result in a Material Adverse Effect.  The term “Knowledge” as used in this Agreement shall mean actual knowledge of the Company’s officers after due and reasonable inquiry.

2.9 The Company and each of its subsidiaries holds, and is in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders (“Permits”) of any governmental or self regulatory agency, authority or body required for the conduct of its business, and all such Permits are in full force and effect, in each case except where the failure to hold, or comply with, any of them is not reasonably likely to result in a Material Adverse Effect.

2.10 The Company and its subsidiaries have good and marketable title to all property (whether real or personal) that is material to the business of the Company, in each case free and clear of all liens, claims, security interests, other encumbrances or defects, except that are not reasonably likely to result in a Material Adverse Effect.  The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company or its subsidiaries.

2.11 The Company and each of its subsidiaries owns or possesses or has valid right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property”) necessary for the conduct of the business of the Company and its subsidiaries as currently carried on, except those the absence of which are not reasonably likely to result in a Material Adverse Effect.  To the Knowledge of the Company, no action or use by the Company or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any Intellectual Property of others, except where such action, use, license or fee is not reasonably likely to result in a Material Adverse Effect.  Neither the Company nor any of its subsidiaries has received any written notice alleging any such infringement or fee.

2.12 The Company and each of its subsidiaries has complied with, is not in violation of, and has not received any written notice of violation relating to any applicable law, rule or regulation relating to the conduct of its business, or the ownership or operation of its property and assets, including, without limitation (to the extent applicable), (A) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering laws, rules or regulations, (B) any laws, rules or regulations related to health, safety or the environment, including those relating to the regulation of hazardous substances, (C) the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder, (D) the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder, and (E) the Employment Retirement Income Security Act of 1974 and the rules and regulations thereunder, in each case except where the failure to be in compliance is not reasonably likely to result in a Material Adverse Effect.

2.13 Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.14 The Company and each of its subsidiaries carries, or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.

2.15 No labor or other dispute with the employees of, or consultants to, the Company, or any of its subsidiaries exists or, to the Knowledge of the Company, is imminent that is reasonably likely to result in a Material Adverse Effect.

2.16 Neither the Company nor any of its subsidiaries is in violation, breach or default under its certificate of incorporation, bylaws or other equivalent organizational or governing documents, except where the violation is not reasonably likely to result in a Material Adverse Effect.

2.17 Neither the Company, its subsidiaries nor, to its Knowledge, any other party is in violation, breach or default of any Contract that is reasonably likely to result in a Material Adverse Effect.

2.18 No supplier, customer, distributor or sales agent of the Company has notified the Company that it intends to discontinue or decrease the rate of business done with the Company, except where such decrease is not reasonably likely to result in a Material Adverse Effect.

2.19 The Company and its board of directors, or a special committee thereof, have taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the restrictions on business combinations with interested stockholders set forth in Section 203 of the Delaware General Corporation Law.

3. Representations and Warranties of the Debt Holder.  The Debt Holder hereby represents and warrants to the Company that:

3.1 Authorization.  The Debt Holder has full power and authority to enter into this Agreement.  All corporate or other action on the part of the Debt Holder, and if applicable, its officers, directors, stockholders and/or partners necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Debt Holder hereunder has been taken or will be taken prior to the Closing.  This Agreement, when executed and delivered by the Debt Holder, will constitute valid and legally binding obligations of the Debt Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other laws of general application affecting enforcement of creditors rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Acquiring Securities Entirely for Own Account.  The Debt Holder hereby represents that the Common Stock to be issued to the Debt Holder hereunder will be acquired for investment for the Debt Holder as principal for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Debt Holder has no present intention of selling the same.  By executing this Agreement, the Debt Holder further represents that the Debt Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell any of the Common Stock to be issued hereunder.

3.3 Accredited Investor; Pre-existing Relationship with the Company.  The Debt Holder was at the time it was offered the Common Stock, is as of the date hereof and as of the Closing an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of the Common Stock, and has requested, received, reviewed and considered all information the Debt Holder deemed relevant in making an informed decision to purchase the Common Stock and is able to bear the economic risk of an investment in the Common Stock and, at the present time, is able to afford a complete loss of such investment.

3.4 Restricted Stock.  The Debt Holder understands that the Common Stock are “restricted securities” and have not been registered under the Securities Act, or registered or qualified under any state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the representations made by the Debt Holder in this Agreement; the Debt Holder is acquiring the Common Stock in the ordinary course of business and for the Debt Holder’s own account for investment only, has no present intention of distributing any of such Common Stock and has no arrangement or understanding with any other persons regarding the distribution of such Common Stock.

3.5 Transfer Restrictions.  The Debt Holder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Stock except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

3.6 Legend.  The Debt Holder understands that the Common Stock will bear a legend that the Company, in its sole reasonable discretion, deems necessary or advisable under the Securities Act or by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.  The Company may instruct its transfer agent not to register the transfer of any Common Stock until and unless the conditions specified in the legend are satisfied.

4. Conditions of the Debt Holder’s Obligations at Closing.  The obligations of the Debt Holder to the Company under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

4.2 Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

4.3 Qualifications.  All authorizations, consents, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the shares of Common Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5. Conditions of the Company’s Obligations at Closing.  The obligations of the Company to the Debt Holder under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties.  The representations and warranties of the Debt Holder contained in Section 3 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Debt Holder on or prior to the Closing shall have been performed or complied with in all material respects.

5.3 Qualifications.  All authorizations, consents, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the shares of Common Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 Litigation.  No court or governmental authority or regulatory body of the United States or of any state of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect or taken any other action (whether temporarily, preliminarily or permanently) enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or otherwise seeking material damages in connection therewith.

6. Miscellaneous.

6.1 Further Actions.  The Company and the Debt Holder agree that in case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including without limitation, the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request, provided that no party shall be required to undertake action that would reasonably be expected to result in material liability or (unless reimbursed) expense for such party without its consent.

6.2 Survival of Warranties.  Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Debt Holder herein shall survive the execution of this Agreement, the delivery to the Debt Holder of the Common Stock being exchanged, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

6.3 Transfer; Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.6 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, delivered by facsimile telephone transmission, delivered by express delivery service (such as Federal Express), or mailed first class U.S. mail, postage prepaid, addressed as follows:

a.  If to the Debt Holder:

NYGG (Asia) Ltd.
12th Floor Ruttonjee House
11 Duddell Street
Central, Hong Kong
Attn:  Roger Li
Tel:  (86) 10-6581-4338

b.  If to the Company:

6D Global Technologies, Inc.
17 State Street, Suite 450
New York, NY 10004
Attn:  Tejune Kang
Tel: (212) 487-3132

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so delivered or three (3) days after mailing for domestic mail.

6.8 Legal Fees; Prevailing Party.  At the Closing, the Company shall reimburse the reasonable fees and out-of-pocket expenses of the Debt Holder incurred in connection with the negotiation and consummation of the transactions contemplated hereby, including reasonable legal fees and expenses, and the merger of the Company and Six Dimensions, Inc.  In the event that litigation, arbitration or other quasi-judicial proceedings are commenced by any party to this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with or arising out of such proceedings (including reasonable attorneys’ fees and expenses incurred in such proceedings and any appeals thereof).

6.9 Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Company and the Debt Holder.  Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon the Debt Holder and each transferee of the Common Stock, each future holder of all such securities, and the Company.

6.10 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.11 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly cancelled.

6.13 Third Party Beneficiaries.  Except as specifically provided in Sections 6.3 and 6.9 hereof, no provision of this Agreement is intended for the benefit of any party other than the parties hereto.

6.14 Additional Restriction.  Without prior written consent of the Debt Holder, the Company shall not issue any additional equity or debt securities or incur any additional indebtedness other than in the ordinary course of business for thirteen (13) months from the date of the Closing.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

6D GLOBAL TECHNOLOGIES, INC.

By: /s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer

NYGG (ASIA) LTD.

By:  /s/ Roger Li
Name:  Roger Li
Title:    Managing Director

[Signature Page to Debt Conversion Agreement]